Exhibit 5.9

CONSENT

Reference is made to the Technical Report entitled "Mesaba Project Form 43-101F1 Technical Report - Mineral Resource Statement (the "Technical Report") with effective date November 28, 2022 and the Technical Report entitled "NorthMet Project Form 43-101F1 Technical Report" (the "Technical Report") with effective date December 30, 2022.

In connection with the filing of PolyMet Mining Corp.'s Rights Offering Notice dated February 27, 2023 and Rights Officer Circular dated February 27, 2023, all supplements thereto and all documents incorporated by reference therein (collectively, the "Notice and Circular"), and the registration statement on Form F-10, dated February 27, 2023, and any amendments thereto including any post-effective amendments (collectively, the "Registration Statement"), I, Herbert E. Welhener, SME-RM consent to the use of my name in the Technical Report, or portions thereof in the Notice and Circular and Registration Statement and to the inclusion or incorporation by reference of information derived from the Technical Report in the Notice and Circular and Registration Statement.

Dated: February 27, 2023	/s/ Herbert E. Welhener
Name: Herbert E. Welhener, SME-RM